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                                                           EXHIBIT h.7

                                                           ARAMADA FUNDS
                                                           P.O. BOX 8421
                                                           BOSTON, MA 02266-8421
                                                           1-800-622-FUND (3863)

March 26, 1999


State Street Bank and Trust Company
Two Heritage Drive
North Quincy, MA 02171

Dear Sir or Madame:

This is to advise you that Armada Funds (the "Fund") has established new series of Shares to be known as National Tax Exempt Fund, Tax Managed Equity Fund, Balanced Allocation Fund and Ohio Municipal Money Market Fund. In accordance with the Additional Funds provision in Article 10 of the Transfer Agency and Service Agreement dated March 1, 1997 between the Fund and State Street Bank and Trust Company, the Fund hereby requests that you act as Transfer agent for the new series under the terms of the above agreement.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the fund and retaining one copy for your records.

                                              ARMADA FUNDS


                                              BY:  /s/ H. R. Martens
                                                   -----------------
                                                   Name: Herbert R. Martens, Jr.
                                                   Title: President

Agreed to this  30th day of
APRIL, 1999


STATE STREET BANK AND TRUST COMPANY


By:   /s/ Ronald E. Logue
      -------------------
      Name:  Ronald E. Logue
      Title:   Vice Chairman

                                                             [ARMADA FUNDS LOGO]